Exhibit 99.1

M-Wave’s Mayer Resigns His Interim CEO Post

FRANKLIN PARK, IL--(MARKET WIRE)—April 17, 2008 -- M-Wave, Inc. (Over the Counter Pink Sheets:MWAV.PK - News), a provider of international procurement services, and a virtual manufacturer of customer-specified electronic components, sub-assemblies, and consumer products, announced today that Jim Mayer, Interim CEO and Chief Restructuring Officer, had resigned his post April 11, 2008.  Joe Turek, Chairman of the Company, will assume the additional role of chief executive officer.

Mayer joined the Company in April 2003 as a consultant to the board of directors.  At that time, M-Wave, a domestic manufacturer of high performance circuit boards, was struggling from a shakeout that followed the bursting of the internet bubble in the telecommunications sector.  After substantial restructuring efforts, the Company stabilized and Mr. Mayer and Mr. Turek embarked upon a fundamental shift from manufacturing to supply and procurement services linking midsize assembly firms with Asian supply sources, including value added consulting and inventory management tools. In August 2004, Mr. Mayer was named the Company’s CEO.

In 2005, the secondary focus of M-Wave was to secure a merger sponsored by its principal private equity firm. In late March 2008 it became apparent that the Company would not be able to raise necessary funds to facilitate such a merger or remain listed on the NASDAQ Capital Markets stock exchange. M-Wave is now studying its strategic options and a market maker has made application to provide quotation of the Company on the Over the Counter Bulletin Board system controlled by the Financial Industry Regulatory Authority.

“Jim Mayer has left an indelible mark on M-Wave.  We would not have survived without his persistence, knowledge and creativity, first restructuring and then reinventing our business model. We thank him for his years of service and wish him only the best,” remarked Joe Turek, M-Wave’s Chairman and Chief Executive Officer.

Mayer will remain an advisor to M-Wave through August 2008.

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components, extrusions, assemblies, and non-electronic products from Southeast Asia. The parts and components sourced are utilized in a wide range of commercial and industrial electronics, contract manufacturing and other consumer products. M-Wave additionally offers domestic and international supply chain services for its second and third-tier customers.

Actual results and the timing of certain events discussed herein could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

M-Wave's website is located at www.mwav.com. Contact: